UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):

                                April 28, 2008

                                TriCo Bancshares
             (Exact name of registrant as specified in its charter)

       California                   0-10661                   94-2792841
------------------------        ---------------          --------------------
     (State or other         (Commission File No.)         (I.R.S. Employer
     jurisdiction of                                      Identification No.)
incorporation or organization)

                 63 Constitution Drive, Chico, California 95973
--------------------------------------------------------------------------------
              (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:(530) 898-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 [ ] Written  communications  pursuant to Rule 425 under the  Securities Act (17
     CFR 230.425)

 [ ] Soliciting  material pursuant to rule 14a-12 under the Exchange Act (17 CFR
     240.14a-12)

 [ ] Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

 [ ] Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))


Item 2.02:  Results of Operations and Financial Condition
---------------------------------------------------------

On April 28, 2008 TriCo Bancshares announced its quarterly earnings for the period ended March 31, 2008. A copy of the press release is attached as Exhibit
99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01: Exhibits
-------------------

(c)  Exhibits

         99.1  Press release dated April 28, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            TRICO BANCSHARES

Date:  April 29, 2008       By:  /s/ Thomas J. Reddish
                                   --------------------------------------
                                   Thomas J. Reddish, Executive Vice
                                   President and Chief Financial Officer
                                   (Principal Financial and Accounting
                                   Officer)


INDEX TO EXHIBITS

Exhibit No.                Description
-----------                --------------------------------------------

    99.1                   Press release dated April 28, 2008

PRESS RELEASE                                       Contact:   Thomas J. Reddish
For Immediate Release                               EVP & CFO (530) 898-0300

                 TRICO BANCSHARES ANNOUNCES QUARTERLY EARNINGS

CHICO, Calif. - (April 28, 2008) - TriCo Bancshares (NASDAQ: TCBK) (the "Company"), parent company of Tri Counties Bank, today announced quarterly earnings of $4,048,000 for the quarter ended March 31, 2008. This represents a decrease of $2,396,000 (37.2%) when compared with earnings of $6,444,000 for the quarter ended March 31, 2007. Diluted earnings per share for the quarter ended March 31, 2008 decreased 35.9% to $0.25 compared to $0.39 for the quarter ended March 31, 2007. Total assets of the Company increased $133,029,000 (7.1%) to $1,999,350,000 at March 31, 2008 from $1,866,321,000 at March 31, 2007. Total loans of the Company increased $52,330,000 (3.5%) to $1,547,944,000 at March 31, 2008 from $1,495,614,000 at March 31, 2007. Total deposits of the Company decreased $8,374,000 (0.5%) to $1,528,475,000 at March 31, 2008 from
$1,536,849,000 at March 31, 2007.

The decrease in earnings from the prior year quarter was primarily due to the Federal Reserve's decrease in interest rates during the quarter along with the Company's decision to increase by $3,618,000 (751%) the provision for loan losses to $4,100,000 from $482,000, and to increase by $708,000 (605%) the provision for credit losses on unfunded commitments from $117,000 to $825,000 for the quarter ended March 31, 2008. The increase in the provision for loan losses was primarily due to higher net loan charge-offs, increased non-performing loans and downgrades in loan classifications during the first quarter of 2008 compared to the first quarter of 2007. During the first quarter of 2008, the Company recorded $2,048,000 of net loan charge-offs versus $501,000 of net loan charge-offs in the first quarter of 2007. The $1,547,000 (309%) increase in net loan charge-offs was principally related to non-performing residential construction loans for which appraised values indicated declines in the value of the underlying collateral. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, net of government guarantees amounted to $9,850,000 at March 31, 2008 compared to $5,991,000 at March 31, 2007. The increase in the provision for credit losses on unfunded commitments was primarily due to estimated losses related to home equity lines of credit and construction loans.

Net interest income on fully tax equivalent (FTE) basis during the first quarter of 2008 decreased $120,000 (0.6%) to $21,546,000 from the same period in 2007.
The decrease in net interest income (FTE) was due to a 0.38% decrease in net interest margin (FTE) to 4.74% that was partially offset by a $124,638,000 (7.4%) increase in average balances of interest-earning assets to $1,817,212,000. The decrease in margin was mainly due to an increase in nondeposit interest-bearing liabilities, or wholesale funding, as a percentage of total funding sources, and a lag in reductions of interest rates on interest-bearing liabilities compared to interest rates on interest-earning assets. In addition, the average balance of interest-earning assets increased $124,638,000, comprised of a $45,302,000 increase in the average balance of loans and a $79,336,000 increase in the average balance of interest-earnings assets resulting from increased investment balances.

Noninterest income for the first quarter of 2008 increased $250,000 (3.8%) from the first quarter of 2007 due primarily to a $396,000 gain from the Company's interest in VISA, Inc. and VISA's initial public offering in March 2008, a $279,000 (7.8%) increase in service charges on deposit accounts to $3,838,000 and a $130,000 (13.7%) increase in ATM fees and interchange revenue to $1,079,000. The increases in service charges on deposit accounts and ATM fees and interchange revenue are mainly due to growth in number of customers. These positive factors were partially offset by an increased negative change in the value of mortgage servicing rights of $328,000 and an $80,000 (16.0%) decrease in commission on sale of nondeposit investment products.

Noninterest expense for the first quarter of 2008 increased $613,000 (3.6%) compared to the first quarter of 2007. Salaries and benefits expense decreased $262,000 (2.7%) to $9,480,000. The decrease in salaries and benefits expense was mainly due to decreased incentive compensation and the effect of a reduction in the number of full-time equivalent employees that were partially offset by annual salary increases. Other noninterest expense increased $168,000 (2.4%) to $7,146,000 as data processing and software, telecommunications, and ATM network charges increased due to additional products and services obtained from third party providers, which were partially offset by reductions in equipment and courier service expense. Professional fees were also higher due to increased consulting and legal fees.

Richard Smith, President and Chief Executive Officer commented, "Our results in the first quarter of 2008 reflect the continued deterioration of the economy in the markets we serve. Consumers are showing greater strains related to lowering home values and rapidly increasing costs for fuel and food. Gas and food prices are big negatives for average consumers as wages are not increasing to offset the rapid increases, and lower home values reduce options for consumer financing. As a result of our ongoing and detailed review of our loan portfolio we are increasing our provision for loan losses in the areas of unsecured consumer and business loans, auto loans, high loan to value equity loans and lines of credit and residential construction loans. We believe the allowance was adequate for losses inherent in the loan portfolio as of March 31, 2008. Margin pressures continued during the first quarter of 2008 as a result of significant Federal Reserve rate cuts during the quarter. Our net interest margin declined eleven basis points during the quarter as a result of slower repricing of deposits compared to more immediate repricing of loans. The good news for the market we serve is that the primary industry of agriculture is experiencing strong demand and higher prices for its products. We expect this trend to continue throughout 2008. Our home equity portfolio of under 80% loan-to-value has continued to perform very well. Lower interest rates for home equity lines of credit provides consumers with lower monthly payments which helps to offset some higher consumer product costs. We stopped originating auto-dealer loans at the end of November 2007, and loans outstanding are paying down at approximately $5 million per month. Our total risk-based capital ratio increased to 12.1% during the quarter."

     The Company adopted a stock repurchase plan on August 21, 2007, for the repurchase of up to 500,000 shares of the Company's common stock from time to time as market conditions allow. The 500,000 shares authorized for repurchase under this plan represented approximately 3.2% of the Company's approximately 15,815,000 common shares outstanding as of August 21, 2007. This plan has no stated expiration date for the repurchases. As of March 31, 2008, the Company had repurchased 166,600 shares under this plan, which left 333,400 shares available for repurchase under the plan.

     In addition to the historical information contained herein, this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, interest rate fluctuations, economic conditions in the Company's primary market area, demand for loans, regulatory and accounting changes, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other noninterest income earned as well as other factors detailed in the Company's reports filed with the Securities and Exchange Commission which are incorporated herein by reference, including the Form 10-K for the year ended December 31, 2007. These reports and this entire press release should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business. Any forward-looking statement may turn out to be wrong and cannot be guaranteed. The Company does not intend to update any of the forward-looking statements after the date of this release.

TriCo Bancshares and Tri Counties Bank are headquartered in Chico, California. Tri Counties Bank has a 33-year history in the banking industry. Tri Counties Bank operates 32 traditional branch locations and 25 in-store branch locations in 23 California counties. Tri Counties Bank offers financial services and provides a diversified line of products and services to consumers and businesses, which include demand, savings and time deposits, consumer finance, online banking, mortgage lending, and commercial banking throughout its market area. It operates a network of 64 ATMs and a 24-hour, seven days a week telephone customer service center. Brokerage services are provided at the Bank's offices by the Bank's association with Raymond James Financial, Inc. For further information please visit the Tri Counties Bank web-site at http://www.tricountiesbank.com.

                 TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA
              (Unaudited. Dollars in thousands, except share data)
                                                 Three months ended
                                          -------------------------------------------------------------------------------------
                                                 March 31,       December 31,  September 30,    June 30,       March 31,
                                                  2008               2007           2007          2007           2007
                                          -------------------------------------------------------------------------------------
Statement of Income Data
Interest income                                    $31,130        $32,179        $32,442        $31,986         $30,661
Interest expense                                     9,765         10,869         10,602          9,895           9,216
Net interest income                                 21,365         21,310         21,840         22,091          21,445
Provision for loan losses                            4,100          1,350            700            500             482
Noninterest income:
      Service charges and fees                       5,128          5,546          5,218          5,375           5,061
      Other income                                   1,722          1,568          1,629          1,654           1,539
Total noninterest income                             6,850          7,114          6,847          7,029           6,600
Noninterest expense:
      Base salaries net of deferred
          loan origination costs                     6,333          6,504          6,142          5,940           5,995
      Incentive compensation expense                   560            873            452          1,281           1,203
      Employee benefits and other
         compensation expense                        2,587          2,353          2,381          2,398           2,544
         Total salaries and benefits expense         9,480          9,730          8,975          9,619           9,742
      Intangible amortization                          122            122            122            122             123
      Provision for losses -
       unfunded commitments                            825             50              -             74             117
      Other expense                                  7,146          7,849          7,655          7,628           6,978
Total noninterest expense                           17,573         17,751         16,752         17,443          16,960
Income before taxes                                  6,542          9,323         11,235         11,177          10,603
Net income                                          $4,048         $5,701         $6,793         $6,755          $6,444
Share Data
Basic earnings per share                             $0.26          $0.36          $0.43          $0.42           $0.41
Diluted earnings per share                            0.25           0.35           0.42           0.41            0.39
Book value per common share                          12.02          11.87          11.50          11.22           10.96
Tangible book value per common share                $10.97         $10.82         $10.44         $10.16           $9.89
Shares outstanding                              15,744,950     15,911,550     15,891,300     15,917,291      15,910,291
Weighted average shares                         15,842,085     15,908,151     15,889,061     15,916,313      15,878,929
Weighted average diluted shares                 16,081,722     16,265,571     16,310,631     16,463,389      16,415,845
Credit Quality
Non-performing loans, net of
       government agency guarantees                 $9,850         $7,511         $7,507        $13,360          $5,991
Other real estate owned                                836            187            187            187             187
Loans charged-off                                    2,385          1,425            843            751             739
Loans recovered                                       $337           $267           $283           $355            $238
Allowance for losses to total loans(1)               1.44%          1.25%          1.25%          1.26%           1.26%
Allowance for losses to NPLs(1)                       226%           259%           255%           143%            315%
Allowance for losses to NPAs(1)                       209%           252%           249%           141%            305%
Selected Financial Ratios
Return on average total assets                       0.81%          1.17%          1.44%          1.44%           1.38%
Return on average equity                             8.37%         12.08%         14.92%         15.11%          14.79%
Average yield on loans                               7.22%          7.64%          7.93%          7.93%           7.63%
Average yield on interest-earning assets             6.80%          7.29%          7.58%          7.58%           7.30%
Average rate on interest-bearing liabilities         2.78%          3.16%          3.18%          3.02%           2.85%
Net interest margin (fully tax-equivalent)           4.74%          4.85%          5.12%          5.25%           5.12%
Total risk based capital ratio                       12.1%          11.9%          11.7%          11.8%           11.8%
Tier 1 Capital ratio                                 10.9%          10.9%          10.7%          10.8%           10.8%

(1)      Allowance for losses includes allowance for loan losses and reserve for unfunded commitments.


                 TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA
              (Unaudited. Dollars in thousands, except share data)
                               Three months ended
                                          ------------------------------------------------------------------------------------
                                                   March 31,      December 31,  September 30       June 30,         March 31,
                                                     2008             2007          2007             2007              2007
                                          ------------------------------------------------------------------------------------
Balance Sheet Data
Cash and due from banks                             $74,713         $88,798         $70,791         $93,636         $75,263
Federal funds sold                                        -               -             488           1,715               -
Securities, available-for-sale                      272,276         232,427         239,242         175,891         188,478
Federal Home Loan Bank Stock                          8,885           8,766           8,652           8,543           8,442
Loans
      Commercial loans                              157,832         164,815         165,559         159,822         142,083
      Consumer loans                                525,065         535,819         542,875         526,575         516,550
      Real estate mortgage loans                    729,704         716,013         697,670         687,744         687,088
      Real estate construction loans                135,343         135,319         128,972         133,487         149,893
Total loans, gross                                1,547,944       1,551,966       1,535,076       1,507,628       1,495,614
Allowance for loan losses                           (19,383)        (17,331)        (17,139)        (16,999)        (16,895)
Premises and equipment                               20,069          20,492          20,804          20,891          20,924
Cash value of life insurance                         45,341          44,981          44,751          44,346          43,941
Goodwill                                             15,519          15,519          15,519          15,519          15,519
Intangible assets                                     1,053           1,176           1,298           1,421           1,543
Other assets                                         32,933          33,827          34,041          34,436          33,492
Total assets                                      1,999,350       1,980,621       1,953,523       1,887,027       1,866,321
Deposits
      Noninterest-bearing demand deposits           358,684         378,680         345,467         366,321         364,401
      Interest-bearing demand deposits              216,478         216,952         214,726         226,591         235,497
      Savings deposits                              398,763         383,226         386,866         387,422         381,069
      Time certificates                             554,550         566,365         585,083         530,545         555,882
Total deposits                                    1,528,475       1,545,223       1,532,142       1,510,879       1,536,849
Federal funds purchased                             102,300          56,000          66,000          80,500          38,000
Reserve for unfunded commitments                      2,915           2,090           2,040           2,040           1,966
Other liabilities                                    31,355          31,066          29,382          28,878          32,524
Other borrowings                                    103,767         116,126          99,996          44,892          41,347
Junior subordinated debt                             41,238          41,238          41,238          41,238          41,238
Total liabilities                                 1,810,050       1,791,743       1,770,798       1,708,427       1,691,924
Total shareholders' equity                          189,300         188,878         182,725         178,600         174,397
Accumulated other
      comprehensive gain (loss)                          25          (1,552)         (3,628)         (4,779)         (3,988)
Average loans                                     1,535,357       1,530,729       1,517,419       1,506,913       1,490,055
Average interest-earning assets                   1,817,212       1,776,770       1,721,547       1,698,620       1,692,574
Average total assets                              1,988,666       1,949,096       1,891,992       1,871,260       1,865,448
Average deposits                                  1,511,604       1,545,369       1,499,793       1,500,733       1,534,473
Average total equity                               $193,449        $188,753        $182,080        $178,836        $174,262
